As filed with the Securities and Exchange Commission on March 14, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

IKENA ONCOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	81-1697316
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

645 Summer Street, Suite 101 Boston, MA 02210	02210
(Address of Principal Executive Offices)	(Zip Code)

Ikena Oncology, Inc. 2021 Stock Option and Incentive Plan

(Full Title of the Plans)

Mark Manfredi, Ph.D.

President and Chief Executive Officer

Ikena Oncology, Inc.

645 Summer Street, Suite 101

Boston, MA 02210

(857) 273-8343

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Richard Hoffman, Esq.

Stephanie Richards, Esq.

William D. Collins, Esq.

Goodwin Procter LLP

100 Northern Avenue

Boston, Massachusetts 02210

(617) 570-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

This Registration Statement on Form S-8 is being filed for the purpose of registering an additional 1,450,299 shares of common stock, par value $0.001 per share (“Common Stock”) of Ikena Oncology, Inc. (the “Registrant”) to be issued under the Registrant’s 2021 Stock Option and Incentive Plan (the “2021 Plan”). The number of shares of Common Stock reserved and available for issuance under the 2021 Plan is subject to an automatic annual increase on each January 1, beginning in 2022, by four percent (4%) of the number of shares of Common Stock issued and outstanding on the immediately preceding December 31 or such lesser number of shares of Common Stock as determined by the Company’s’ compensation committee of the board of directors. Accordingly, on January 1, 2023, the number of shares of Common Stock reserved and available for issuance under the Plan increased by 1,450,299.

These additional shares are of the same class as other securities relating to the 2021 Plan for which the Registrant’s Registration Statements on Form S-8 (File No. 333-254858 and File No. 333-263640) filed with the Commission on March 30, 2021 and March 17, 2022, respectively, are effective.

Pursuant to General Instruction E to Form S-8, the contents of the Registration Statements on Form S-8 (File No. 333-254858 and File No. 333-263640) filed with the Commission on March 30, 2021 and March 17, 2022, respectively, are incorporated by reference except to the extent supplemented, amended or superseded by the information set forth herein. Only those items of Form S-8 containing new information not contained in the earlier registration statements is presented herein.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8. Exhibits.

The exhibits to this Registration Statement are listed in the Exhibit Index attached hereto and incorporated by reference herein.

EXHIBIT INDEX

Exhibit No.	Description

4.1	Fifth Amended and Restated Certificate of Incorporation of Ikena Oncology, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 001-40287) filed with the SEC on March 30, 2021).

4.2	Amended and Restated Bylaws of Ikena Oncology, Inc. (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K (File No. 001-40287) filed with the SEC on March 30, 2021).

4.3	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1/A (File No. 333-253919) filed with the SEC on March 22, 2021).

4.4	Fourth Amended and Restated Investors’ Rights Agreement, dated as of December 18, 2020 (incorporated by reference to Exhibit 4.2 to the Registrant’s Registration Statement on Form S-1/A (File No. 333-253919) filed with the SEC on March 22, 2021).

4.5	Description of the Registrant’s securities registered pursuant to Section 12 of the Securities and Exchange Act of 1934, as amended (incorporated by reference to Exhibit 4.3 to the Registrant’s Annual Report on Form 10-K (File No. 001-40287) filed on March 17, 2022).

5.1*	Opinion of Goodwin Procter LLP

23.1*	Consent of Ernst & Young, independent registered public accounting firm

23.2*	Consent of Goodwin Procter LLP (included in Exhibit 5.1)

24.1*	Power of Attorney (included on signature page)

99.1	2021 Stock Option and Incentive Plan, and form of award agreements thereunder (incorporated by reference to Exhibit 10.2 to the Registrant’s Registration Statement on Form S-1/A (File No. 333-253919) filed with the SEC on March 22, 2021).

107*	Filing Fee Table.

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Boston, Commonwealth of Massachusetts, on the 14th day of March, 2023.

IKENA ONCOLOGY, INC.

By:	/s/ Mark Manfredi
Mark Manfredi, Ph.D.
President and Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL BY THESE PRESENT, that each individual whose signature appears below hereby constitutes and appoints Mark Manfredi, Ph.D. as such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following person in the capacities and on the date indicated.

Name	Title	Date

/s/ Mark Manfredi	President, Chief Executive Officer and Director	March 14, 2023
Mark Manfredi, Ph.D.	(Principal Executive Officer)

/s/ Jotin Marango	Chief Financial Officer and Head of Corporate Development	March 14, 2023
Jotin Marango, M.D., Ph.D.	(Principal Financial Officer and Principal Accounting Officer)

/s/ Owen Hughes	Director	March 14, 2023
Owen Hughes

/s/ David Bonita	Director	March 14, 2023
David Bonita, M.D.

/s/ Iain D. Dukes	Director	March 14, 2023
Iain D. Dukes, D.Phil.

/s/ Jean-François Formela	Director	March 14, 2023
Jean-François Formela, M.D.

/s/ Maria Koehler	Director	March 14, 2023
Maria Koehler, M.D., Ph.D.

/s/ Otello Stampacchia	Director	March 14, 2023
Otello Stampacchia, Ph.D.

/s/ Richard Wooster	Director	March 14, 2023
Richard Wooster, Ph.D.